Registration Statement No. 333-237342

Filed Pursuant to Rule 433

Bank of Montreal Medium Term Notes ETF Linked Securities

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Financial Select Sector SPDR® Fund due March 3, 2023

Term Sheet to Preliminary Pricing Supplement R2460 dated August 13, 2020

Summary of Terms	Description of Terms

Issuer:	Bank of Montreal

•  Linked to the Financial Select Sector SPDR® Fund

•  Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a maturity payment amount that may be greater than, equal to or less than the original offering price of the securities, depending on the performance of the Fund from its starting price to its ending price. The maturity payment amount will reflect the following terms:

•  If the price of the Fund increases:

You will receive the original offering price plus 125% participation in the upside performance of the Fund, subject to a maximum return at maturity of 21% to 25% (to be determined on the pricing date) of the original offering price. As a result of the maximum return, the maximum maturity payment amount will be $1,210.00 to $1,250.00

•  If the price of the Fund decreases but the decrease is not more than 10%:

You will be repaid the original offering price

•  If the price of the Fund decreases by more than 10%:

You will receive less than the original offering price and have 1-to-1 downside exposure to the decrease in the price of the Fund in excess of 10%

•   Investors may lose up to 90% of the original offering price

•  All payments on the securities are subject to the credit risk of Bank of Montreal, and you will have no ability to pursue the Fund or any securities held by the Fund for payment; if Bank of Montreal defaults on its obligations, you could lose some or all of your investment

•  No periodic interest payments or dividends

•  No exchange listing; designed to be held to maturity

Term:	Approximately 2.5 years
Market Measure:	Financial Select Sector SPDR® Fund (the “Fund”)
Pricing Date:	August 31, 2020*
Issue Date:	September 3, 2020*
Original Offering Price:	$1,000 per security (100% of par)
Maturity Payment Amount:	See “How the maturity payment amount is calculated” on page 3
Stated Maturity Date:	March 3, 2023*
Starting Price:	The fund closing price of the Fund on the pricing date
Ending Price:	The fund closing price of the Fund on the calculation day
Maximum Return:	21% to 25% of the original offering price per security ($210 to $250 per security), to be determined on the pricing date
Threshold Price:	90% of the starting price
Participation Rate:	125%
Calculation Day:	February 24, 2023*
Calculation Agent:	BMO Capital Markets Corp.
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount:	3.15%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 1.75% and WFA will receive a distribution expense fee of 0.075%
CUSIP:	06367W3H4

*To the extent that the issuer makes any change to the expected pricing date or expected issue date, the calculation day and stated maturity date may also be changed in the issuer’s discretion to ensure that the term of the securities remains the same.

On the date of the accompanying preliminary pricing supplement, the estimated initial value of the securities is $947.30 per security. The estimated initial value of the securities on the pricing date may differ from this value but will not be less than $907.30 per security. However, as discussed in more detail in the accompanying preliminary pricing supplement, the actual value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and “Risk Factors” in the accompanying preliminary pricing supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Hypothetical Payout Profile

The profile to the right is based on a hypothetical maximum return of 23% or $230.00 per $1,000 security (the midpoint of the specified range for the maximum return), the participation rate of 125% and a threshold price equal to 90% of the starting price.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending price, the actual maximum return, and whether you hold your securities to maturity.

Hypothetical Returns

Hypothetical ending price	Hypothetical percentage change from the hypothetical starting price to the hypothetical ending price	Hypothetical maturity payment amount payable at stated maturity per security	Hypothetical pre-tax total rate of return
$170.00	70.00%	$1,230.00	23.00%
$160.00	60.00%	$1,230.00	23.00%
$150.00	50.00%	$1,230.00	23.00%
$140.00	40.00%	$1,230.00	23.00%
$130.00	30.00%	$1,230.00	23.00%
$120.00	20.00%	$1,230.00	23.00%
$118.40	18.40%	$1,230.00	23.00%
$110.00	10.00%	$1,125.00	12.50%
$105.00	5.00%	$1,062.50	6.25%
$100.00(1)	0.00%	$1,000.00	0.00%
$95.00	-5.00%	$1,000.00	0.00%
$90.00	-10.00%	$1,000.00	0.00%
$89.00	-11.00%	$990.00	-1.00%
$80.00	-20.00%	$900.00	-10.00%
$75.00	-25.00%	$850.00	-15.00%
$50.00	-50.00%	$600.00	-40.00%
$25.00	-75.00%	$350.00	-65.00%

Assumes a hypothetical maximum return of 23.00%, or $230.00 per security (the midpoint of the specified range of the maximum return). Each security has an original offering price of $1,000.

(1) The hypothetical starting price of $100.00 has been chosen for illustrative purposes only and does not represent the actual starting price. The actual starting price will be determined on the pricing date and will be set forth under “Summary of Terms” above. For historical data regarding the actual closing prices of the Fund, see the historical information set forth under the section titled “Financial Select Sector SPDR® Fund” in the accompanying preliminary pricing supplement.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity and the resulting pre-tax rate of return will depend on the actual starting price, ending price and maximum return.

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How The Maturity Payment Amount Is Calculated

On the stated maturity date, you will receive a cash payment per security equal to the maturity payment amount. The maturity payment amount per security will equal:

•	If the ending price is greater than the starting price: $1,000 plus the lesser of:

(i)

(ii)	the maximum return;

•	If the ending price is less than or equal to the starting price, but greater than or equal to the threshold price: $1,000; or

•	If the ending price is less than the threshold price: $1,000 minus

If the ending price is less than the threshold price, you will receive less, and possibly 90% less, than the original offering price of your securities at maturity.

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk disclosures carefully.

•	If The Ending Price Is Less Than The Threshold Price, You Will Receive Less, And Possibly 90% Less, Than The Original Offering Price Of Your Securities At Maturity.
•	No Periodic Interest Will Be Paid On The Securities.
•	Your Return Will Be Limited To The Maximum Return And May Be Lower Than The Return On A Direct Investment In The Fund.
•	The Securities Are Subject To The Credit Risk Of Bank Of Montreal.
•	The Estimated Value Of The Securities On The Pricing Date, Based On The Issuer’s Proprietary Pricing Models, Will Be Less Than The Original Offering Price.
•	The Terms Of The Securities Are Not Determined By Reference To The Credit Spreads For Our Conventional Fixed-Rate Debt.
•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.
•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
•	The Securities Will Not Be Listed On Any Securities Exchange And The Issuer Does Not Expect A Trading Market For The Securities To Develop.
•	Your Return On The Securities Could Be Less Than If You Owned The Shares Of The Fund Or Securities Included In The Fund.
•	Historical Prices Of The Fund Or The Securities Included In The Fund Should Not Be Taken As An Indication Of The Future Performance Of The Fund During The Term Of The Securities.
•	The Policies of the Fund’s Investment Adviser and Changes That Affect The Underlying Index Could Affect The Amount Payable On The Securities And Their Market Value.
•	The Issuer Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Fund Or The Underlying Index.
•	The Issuer And Its Affiliates Have No Affiliation With The Fund Sponsor Or The Underlying Index Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.
•	An Investment Linked To The Shares Of The Fund Is Different From An Investment Linked To The Underlying Index.
•	There Are Risks Associated With The Fund.
•	You Will Not Have Any Shareholder Rights With Respect To The Shares Of The Fund.
•	The Stocks Included In The Financial Select Sector SPDR Fund Are Concentrated In One Sector.

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•	Anti-Dilution Adjustments Relating To The Shares Of The Fund Do Not Address Every Event That Could Affect Such Shares.
•	The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.
•	The Issuer’s Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.
o	The calculation agent is the Issuer’s affiliate and may be required to make discretionary judgments that affect the return you receive on the securities.
o	The estimated value of the securities was calculated by the Issuer’s affiliate and is therefore not an independent third-party valuation.
o	Research reports by the Issuer’s affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the price of the Fund.
o	Business activities of the Issuer’s affiliates or any participating dealer or its affiliates with the companies whose securities are included in the Fund may adversely affect the price of the Fund.
o	Hedging activities by the Issuer’s affiliates or any participating dealer or its affiliates may adversely affect the price of the Fund.
o	Trading activities by the Issuer’s affiliates or any participating dealer or its affiliates may adversely affect the price of the Fund.
o	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or distribution expense fee, creating a further incentive for the participating dealer to sell the securities to you.

•	The Tax Consequences Of An Investment In The Securities Are Uncertain.

Not suitable for all investors

Investment suitability must be determined individually for each investor. The securities described herein are not a suitable investment for all investors. In particular, no investor should purchase the securities unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the securities prior to maturity is likely to result in sale proceeds that are substantially less than the original offering price per security. Bank of Montreal, Wells Fargo Securities, LLC and their affiliates are not obligated to purchase the securities from you at any time prior to maturity.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus in that registration statement and the other documents that the Issuer has filed with the SEC for more complete information about us and this offering. You may obtain these documents free of charge by visiting the SEC’s website at http://www.sec.gov. Alternatively, the Issuer will arrange to send to you the prospectus (as supplemented by the prospectus supplement if you request it by calling the Issuer’s agent toll-free at 1-877-369-5412.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

Consult your tax advisor

Investors should review carefully the accompanying preliminary pricing supplement, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal income tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

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